CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,450,000	$305.03

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated October 19, 2017 (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$2,450,000

Dual Directional Notes due October 22, 2021

Linked to the Least Performing Reference Asset of the VanEck

Vectors® Oil Services ETF

and the SPDR® S&P® Oil & Gas Exploration & Production ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	October 19, 2017
Issue Date:	October 26, 2017
Final Valuation Date:*	October 19, 2021
Maturity Date:*	October 22, 2021
Reference Assets:	The VanEck Vectors® Oil Services ETF (the “Oil Services ETF”) and the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Oil & Gas ETF”), as noted in the following table:

Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level
Oil Services ETF	OIH UP <Equity>	$24.01	$15.61
Oil & Gas ETF	XOP UP <Equity>	$33.14	$21.54

The Oil Services ETF and the Oil & Gas ETF are each referred to as a “Reference Asset” and collectively as the “Reference Assets”
Upside Leverage Factor:	1.20
Maximum Return:	75.00%
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Level of the Least Performing Reference Asset is equal to or greater than its Initial Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x lesser of (a) Reference Asset Return of Least Performing Reference Asset x Upside Leverage Factor or (b) Maximum Return]

If the Reference Asset Return of the Least Performing Reference Asset is equal to or greater than 62.50%, you will receive a payment at maturity of $1,750.00 per $1,000 principal amount Note that you hold

▪                  If the Final Level of the Least Performing Reference Asset is less than its Initial Level and equal to or greater than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset x -1]

▪                  If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.00%	97.00%
Total	$2,450,000	$2,450,000	$73,500	$2,376,500

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $970.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $927.30 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer equal to 3.00% of the principal amount of the Notes, or $30.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Initial Level:	With respect to a Reference Asset, the Closing Level on the Initial Valuation Date, as set forth in the table above
Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date
Barrier Level:	With respect to a Reference Asset, 65.00% of the Initial Level (rounded to two decimal places), as set forth in the table above
Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Level – Initial Level Initial Level
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below
Closing Level:

With respect to a Reference Asset on any date, the official closing price per share of that Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744CE31 / US06744CE310

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You do not anticipate that Final Level of any Reference Asset will fall below its respective Barrier Level and you accept the risk that, if it does, you will lose some or all of the principal amount of your Notes

•                  You understand and accept the risk that the payment at maturity will be based solely on the performance of the Least Performing Reference Asset and that the return on the Notes will not exceed the Maximum Return

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You anticipate that the Final Level of at least one Reference Asset will be less than its respective Barrier Level

•                  You seek uncapped exposure to any positive performance of the Reference Assets or uncapped exposure to a short position in the negative performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                 Hypothetical Initial Level of each Reference Asset: 100.00*

▪                 Barrier Level for each Reference Asset: 65.00 (65.00% of the hypothetical Initial Level set forth above)

*The hypothetical Initial Level of 100.00 and the hypothetical Barrier Level of 65.00 for each Reference Asset have been chosen for illustrative purposes only. The Initial Level and Barrier Level for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Level		Reference Asset Return
Oil Services ETF	Oil & Gas ETF	Oil Services ETF	Oil & Gas ETF	Least Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
180.00	195.00	80.00%	95.00%	80.00%	$1,750.00	75.00%
170.00	200.00	70.00%	100.00%	70.00%	$1,750.00	75.00%
162.50	180.00	62.50%	80.00%	62.50%	$1,750.00	75.00%
170.00	160.00	70.00%	60.00%	60.00%	$1,720.00	72.00%
155.00	150.00	55.00%	50.00%	50.00%	$1,600.00	60.00%
140.00	170.00	40.00%	70.00%	40.00%	$1,480.00	48.00%
135.00	130.00	35.00%	30.00%	30.00%	$1,360.00	36.00%
120.00	135.00	20.00%	35.00%	20.00%	$1,240.00	24.00%
115.00	110.00	15.00%	10.00%	10.00%	$1,120.00	12.00%
100.00	140.00	0.00%	40.00%	0.00%	$1,000.00	0.00%
120.00	90.00	20.00%	-10.00%	-10.00%	$1,100.00	10.00%
115.00	80.00	15.00%	-20.00%	-20.00%	$1,200.00	20.00%
70.00	135.00	-30.00%	35.00%	-30.00%	$1,300.00	30.00%
65.00	105.00	-35.00%	5.00%	-35.00%	$1,350.00	35.00%
85.00	60.00	-15.00%	-40.00%	-40.00%	$600.00	-40.00%
50.00	150.00	-50.00%	50.00%	-50.00%	$500.00	-50.00%
50.00	40.00	-50.00%	-60.00%	-60.00%	$400.00	-60.00%
115.00	30.00	15.00%	-70.00%	-70.00%	$300.00	-70.00%
20.00	60.00	-80.00%	-40.00%	-80.00%	$200.00	-80.00%
90.00	10.00	-10.00%	-90.00%	-90.00%	$100.00	-90.00%
0.00	85.00	-100.00%	-15.00%	-100.00%	$0.00	-100.00%

** per $1,000 principal amount Note

The following examples illustrate how total returns set forth in the table above are calculated:

Example 1: The Final Level of the Oil Services ETF is 115.00 and the Final Level of the Oil & Gas ETF is 110.00.

Because the Oil & Gas ETF has the lowest Reference Asset Return, the Oil & Gas ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is greater than its Initial Level, you will receive a payment at maturity of $1,120.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x lesser of (a) Reference Asset Return of Least Performing Reference Asset x Upside Leverage Factor or (b) Maximum Return]

$1,000 + [$1,000 x 10.00% x 1.20] = $1,120.00

The total return on investment of the Notes is 12.00%.

Example 2: The Final Level of the Oil Services ETF is 120.00 and the Final Level of the Oil & Gas ETF is 90.00.

Because the Oil & Gas ETF has the lowest Reference Asset Return, the Oil & Gas ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Initial Level but not less than its Barrier Level, you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset x -1]

$1,000 + [$1,000 x -10.00% x -1] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 3: The Final Level of the Oil Services ETF is 170.00 and the Final Level of the Oil & Gas ETF is 200.00.

Because the Oil Services ETF has the lowest Reference Asset Return, the Oil Services ETF is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,750.00 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 75.00%, the maximum possible return on the Notes.

Example 4: The Final Level of the Oil Services ETF is 50.00 and the Final Level of the Oil & Gas ETF is 150.00.

Because the Oil Services ETF has the lowest Reference Asset Return, the Oil Services ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -50.00%] = $500.00

The total return on investment of the Notes is -50.00%.

Example 5: The Final Level of the Oil Services ETF is 50.00 and the Final Level of the Oil & Gas ETF is 40.00.

Because the Oil & Gas ETF has the lowest Reference Asset Return, the Oil & Gas ETF is the Least Performing Reference Asset. Because the Final Level of the Least Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

The total return on investment of the Notes is -60.00%.

Examples 4 and 5 above demonstrates that if the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in the any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

You may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or the components of their underlying indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Final Level of the Least Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of such Reference Asset and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  The Payment at Maturity of Your Notes is Not Based on the Value of Either Reference Asset at Any Time Other than the Closing Level of the Least Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date. Accordingly, if the level of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the level of such Reference Asset at any time prior to such drop.

In addition to the general risk described in the previous paragraph, the determination of whether the Final Level of a Reference Asset is less than the Barrier Level for such Reference Asset will be based solely on the Closing Level on the Final Valuation Date. The Notes provide you with the opportunity to earn a positive return (equal to the product of -1 times the Reference Asset Return of the Least Performing Reference Asset) even if the Reference Asset Return of the Least Performing Reference Asset is negative, so long as the Final Level for such Reference Asset is not less than its Barrier Level. If, however, the Reference Asset Return of the Least Performing Reference Asset is less than -35.00% (and, accordingly, the Final Level for such Reference Asset is less than its Barrier Level), you will not earn any positive return and, to the contrary, will be fully exposed to the negative performance of the Least Performing Reference Asset.

•                  Potential Return Limited to the Maximum Return—If the Reference Asset Return of the Least Performing Reference Asset is positive, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. Accordingly, (i) the maximum payment that you may receive at maturity is $1,750.00 per $1,000 principal amount Note that you hold, and (ii) because the Upside Leverage Factor is equal to 1.20, you will not benefit from any appreciation of any Reference Asset beyond a Reference Asset Return of 62.50%, which may be significant.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Assets, the securities held in their portfolios, or the stocks included in their underlying indices would have.

•                  Historical Performance of an Reference Asset Should Not Be Taken as Any Indication of the Future Performance of that Reference Asset Over the Term of the Notes—The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Assets and the Value of the Notes:

o                Management Risk.  This is the risk that the investment strategy for each Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Reference Assets could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk.  The Reference Assets may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Assets invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of a Reference Asset may not replicate the performance of, and may underperform, its underlying index.  Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that a Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying a Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of such Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Reference Asset. As a result, under these circumstances, the market value of a Reference Asset may vary substantially from the net asset value per share of such Reference Asset. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Risks Associated with the Oil and Gas Industry and Adverse Conditions in the Oil and Gas Industry May Adversely Affect the Value of the Notes—As described below under “Information Regarding the Reference Assets”, each Reference Asset generally invests all of its assets in the securities of companies in the oil and gas industry, including companies involved in the exploration, production, refining and marketing of oil and gas. As a result, the stocks that will, under normal market conditions, determine the performance of the Reference Assets are generally concentrated in one sector. By investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The performance of companies that operate in the oil and gas industry is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events, acts of war, accidents, natural disasters and weather related events and supply and demand for the services offered by such companies. Negative developments in the oil and gas industry may have a negative effect on each Reference Asset and, in turn, may have a material adverse effect on the securities held in the portfolio of each Reference Asset, the market price of each Reference Asset and the value of the Notes.

In addition, the oil market has experienced significant volatility and downward price movement since approximately the middle of 2014, which has an adverse effect on companies in the oil and gas industry. In turn, the values of the Reference Assets have dropped significantly during such time period. For example, the Closing Levels of the Oil Services ETF and Oil & Gas ETF on June 30, 2014 were $57.76 and $82.28, respectively, and the Closing Levels on October 19, 2017 were $24.01 and $33.14, respectively, representing declines of approximately 58% and 60% between such dates. There can be no assurances that such volatility in the oil market will not continue, nor can there be any assurances that the prices per share of the Reference Assets will not decline during the term of the Notes.  Please see “Information Regarding the Reference Assets” in this pricing supplement for information regarding the Reference Assets, including historical trading prices for each Reference Asset.

•                  The Price of the Oil Services ETF May be Affected by the Performance of a Small Number of Companies—As of October 19, 2017, approximately 33.3% of the Oil Services ETF’s portfolio consisted of the stocks of only two companies. The performance of the Oil Services ETF will be more significantly affected by the performance of these companies than would a more diversified pool of assets. Negative developments with respect to a small number of companies that account for a significant portion of the Oil Services ETF’s portfolio may have a significant adverse effect on the value of the Oil Services ETF and, accordingly, on the value of your Notes.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or the components of their underlying indices. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

Even if the treatment of the Notes is respected, the IRS may assert that the Notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the “constructive ownership” rules apply to the Notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Assets and the components of their underlying indices;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The VanEck Vectors® Oil Services ETF

We have derived all information contained in this pricing supplement regarding the Oil Services ETF including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, VanEck Vectors® ETF Trust and Van Eck Associates Corporation (“Van Eck”). The Oil Services ETF is an investment portfolio of the Market Vectors ETF Trust, a registered investment company. Van Eck is the investment adviser to the Oil Services ETF. The Oil Services ETF is an exchange traded fund that trades on NYSE Arca under the ticker symbol “OIH.”

The VanEck Vectors® ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil Services ETF. Information provided to or filed with the SEC by the Oil Services ETF pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Market Vectors ETF Trust, Van Eck and the Oil Services ETF, please see the prospectus dated May 1, 2017. In addition, information about the VanEck Vectors® ETF Trust, Van Eck and the Oil Services ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at www.vaneck.com.  Information contained on the Van Eck website or any other external sources is not incorporated by reference in, and should not be considered a part of this pricing supplement.

Investment Objective

The Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index (the “Oil Services Index”). The Oil Services Index is a modified market-cap weighted index that tracks the performance of the largest and most liquid US-listed companies that derive at least 50% of their revenue from oil services. For more information, see “—The Oil Services Index” below.

Indexing Investment Approach

The Oil Services ETF, utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the Oil Services Index by investing in a portfolio of securities that generally replicate the Oil Services Index.  The Oil Services ETF normally invests at least 80% of its total assets in securities that comprise the Oil Services Index.

Correlation and Tracking Error

The Oil Services Index is a theoretical financial calculation, while the Oil Services ETF is an actual investment portfolio. The performance of the Oil Services ETF and the Oil and Gas Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

The Oil Services Index

Overview

We have derived all information contained in this pricing supplement regarding the Oil Services Index from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”). The Oil Services Index includes US exchange-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector (including companies engaged primarily in oil equipment, oil services or oil drilling).

The Oil Services Index was developed by MVIS and is maintained and published by MVIS. The Oil Services Index is reported by Bloomberg under the ticker symbol “MVOIH.”

Eligibility Criteria

Only companies with a free-float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion in the Oil Services Index. In addition, stocks that are currently not in the Oil Services Index must meet the following requirements:

•                  a full market capitalization exceeding $150 million;

•                  a three-month average daily trading volume of at least $1 million at the current review and also at the previous two reviews; and

•                  at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the Oil Services Index, the following applies:

•                  a full market capitalization exceeding $75 million; and

•                  a three-month average daily trading volume of at least $200,000 in at least two of the latest three quarters (current review and also at previous two reviews).

•                  In addition, a three-month average daily trading volume of at least $600,000 at the current review or at one of the previous two reviews, or

•                  at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the Oil Services Index, current components remain investable. Only one share line of each company is eligible. In case more than one share line fulfils the size and liquidity rules noted above, only the largest share line by free-float market capitalization is eligible. MVIS can, in exceptional cases, decide for a different share line.  Company weightings in the Oil Services Index are capped at 20%.

Index Constituent Selection

The Oil Services Index is reviewed on a semi-annual basis in March and September. The target coverage of the Oil Services Index is 25 companies from the investable universe. Index constituents are selected using the following procedure:

1.              The largest 50 stocks (by full market capitalization) from the investable universe qualify

2.              The 50 stocks are ranked by free-float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average daily trading volume in descending order (the most liquid company receives rank “1”), and these two ranks are added up

3.              The 50 stocks are then ranked by the sum of their two ranks in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.

Initially, the highest ranked 25 companies made up the Oil Services Index. Ongoing, a 10-40 buffer is applied – the highest ranked 10 companies qualify, and the remaining 15 companies are selected from the highest ranked remaining current Oil Services Index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 stocks have been selected.

Index Maintenance

The reviews for the Oil Services Index are based on closing data on the last business day in each February and August (or if a company does not trade on such day, the latest available data for such company). In addition to scheduled periodic reviews, the index sponsor for the Oil Services Index may make adjustments to the index for extraordinary corporate events, such as mergers, takeovers, spin-offs, delistings and bankruptcies.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Oil Services ETF, the VanEck Vectors® ETF Trust, Van Eck, MVIS or any of their respective affiliates. None of the Oil Services ETF, the VanEck Vectors® ETF Trust, Van Eck, MVIS or any of their respective affiliates makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of any such parties has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Oil Services ETF

The table below shows the high, low and final Closing Levels for each of the periods noted below. The graph below graph sets forth the historical performance of the Oil Services ETF based on daily Closing Levels from January 1, 2012 through October 19, 2017. We obtained the Closing Levels of the Oil Services ETF listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	44.69	38.89	40.62
June 30, 2012	41.23	33.06	35.64
September 30, 2012	43.36	35.34	40.24
December 31, 2012	41.55	36.61	38.63
March 31, 2013	44.88	39.76	42.91
June 30, 2013	45.66	39.68	42.78
September 30, 2013	48.32	43.31	47.08
December 31, 2013	50.82	46.82	48.07
March 31, 2014	50.33	44.71	50.33
June 30, 2014	57.76	49.04	57.76
September 30, 2014	57.68	49.61	49.61
December 31, 2014	48.20	33.97	35.92
March 31, 2015	36.84	31.73	33.71
June 30, 2015	39.04	33.97	34.90
September 30, 2015	33.87	26.61	27.48
December 31, 2015	32.54	25.72	26.45
March 31, 2016	27.93	21.35	26.61
June 30, 2016	30.87	25.45	29.25
September 30, 2016	30.05	26.32	29.28
December 31, 2016	35.09	27.49	33.35
March 31, 2017	35.01	29.46	30.81
June 30, 2017	31.23	24.13	24.79
September 30, 2017	26.22	21.76	26.07
October 19, 2017*	25.84	24.01	24.01

* For the period beginning on October 1, 2017 and ending on October 19, 2017

Historical Performance of the VanEck Vectors® Oil Services ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained in this pricing supplement regarding the Oil & Gas ETF from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by SPDR® Series Trust and SSgA Funds Management, Inc. (“SSgA FM”). The Oil & Gas ETF is an investment portfolio maintained and managed by SSgA FM. SSgA FM is the investment adviser to the Oil & Gas ETF. The Oil & Gas ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XOP.”

The SPDR® Series Trust consists of separate investment portfolios (each, a “Series Fund”). Each Series Fund is an index fund that invests in a particular industry or group of industries represented by one of the S&P Select Industry Indices (the “Select Industry Indices” and each, a “Select Industry Index”). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (“GICS”) from a universe of companies defined by the S&P® Total Market Index (the “S&P TM Index”). The S&P TM Index is a benchmark intended to track the performance of companies of all market capitalization in the U.S. equities market. The investment objective of each Series Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of an index derived from a particular industry or group of industries, as represented by the relevant Select Industry Index.

SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the Oil & Gas ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSgA FM or the Oil & Gas ETF, please see the SPDR® Series Trust’s prospectus. In addition, information about SPDR® Series Trust, SSgA FM and the Oil & Gas ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at https://www.spdrs.com. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Oil & Gas ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “Oil & Gas Index”). For more information about the Oil & Gas Index, please see “The S&P® Oil & Gas Exploration & Production Select Industry Index®” below.

Investment Strategy — Sampling

In seeking to track the performance of the Oil & Gas Index, the Oil & Gas ETF employs a “sampling” strategy, which means that the Oil & Gas ETF is not required to purchase all of the securities represented in the Oil & Gas Index. Instead, the Oil & Gas ETF may purchase a subset of the securities in the Oil & Gas Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the Oil & Gas Index.

Under normal market conditions, the Oil & Gas ETF generally invests substantially all, but at least 80%, of its total assets in the securities included in the Oil & Gas Index. In addition, the Oil & Gas ETF may invest in equity securities that are not included in the Oil & Gas Index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM).

Correlation and Tracking Error

The Oil and Gas Index is a theoretical financial calculation, while the Oil & Gas ETF is an actual investment portfolio. The performance of the Oil & Gas ETF and the Oil and Gas Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The S&P® Oil & Gas Exploration & Production Select Industry Index

The Oil & Gas Index is an equal-weighted index that is designed to measure the performance of the oil and gas exploration and production sub-industry portion of the S&P TM Index. The Oil & Gas Index includes companies in the exploration, production, refining and marketing of oil and gas.  The Oil & Gas Index is reported by Bloomberg L.P. under the ticker symbol “SPSIOP.” For more information about the S&P Select Industry Indices, please see “The S&P Select Industry Indices” below.

The S&P Select Industry Indices

To be eligible for inclusion in the Select Industry Indices, companies must be in the S&P TM Index, must be included in the relevant GICS sub-industry and must satisfy one of the two following combined size and liquidity criteria:

1.              float-adjusted market capitalization above US$500 million and float-adjusted liquidity ratio (“FALR”) above 90%; or

2.              float-adjusted market capitalization above US$400 million and float-adjusted liquidity ratio above 150%.

A number of companies in the S&P TM Index are represented by multiple share class lines. To determine eligibility for the Select Industry Indices, the float-adjusted market capitalization of each share class line of multiple class companies is combined to arrive at a company float-adjusted market capitalization figure. The liquidity of each individual share class line is evaluated independently based on the float-adjusted market capitalization of that individual line. If an individual share class line of a multiple share class company does not meet the liquidity criteria, the remaining share class line has its float-adjusted market capitalization reevaluated independently to ensure that it continues to meet the size criteria on its own.

All companies satisfying the above requirements are included in a Select Industry Index. The total number of companies in each Select Industry Index should be at least 35. If there are fewer than 35 companies in a Select Industry Index, companies from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds above, are included in order of their float-adjusted market capitalization to reach 35 companies. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each Select Industry Index as of each rebalancing effective date.

Existing index constituents are removed at the quarterly rebalancing effective date if either their float-adjusted market capitalization falls below US$300 million or their FALR falls below 50%.

To be eligible for inclusion in a Select Industry Index, a company must also meet the following requirements:

Market Capitalization. Float-adjusted market capitalization should be at least US$400 million for inclusion in a Select Industry Index. Existing index components must have a float-adjusted market capitalization of US$300 million to remain in the applicable Select Industry Index at each rebalancing.

Liquidity. The liquidity measurement used is a liquidity ratio, defined as dollar value traded over the previous 12-months divided by the float-adjusted market capitalization as of the applicable Select Industry Index rebalancing reference date.

Constituents having a float-adjusted market capitalization above US$500 million must have a liquidity ratio greater than 90% to be eligible for addition to a Select Industry Index. Constituents having a float-adjusted market capitalization between US$400 and US$500 million must have a liquidity ratio greater than 150% to be eligible for addition to a Select Industry Index. Existing index constituents must have a liquidity ratio greater than 50% to remain in the applicable Select Industry Index at the quarterly rebalancing. The length of time to evaluate liquidity is reduced to the available trading period for IPOs or spin-offs that do not have 12 months of trading history. In these cases, the dollar value traded available as of the rebalance reference date is annualized.

Takeover Restrictions. At the discretion of S&P Dow Jones Indices LLC, constituents with shareholder ownership restrictions defined in company bylaws may be deemed ineligible for inclusion in a Select Industry Index. Ownership restrictions preventing entities from replicating the index weight of a company may be excluded from the eligible universe or removed from the applicable Select Industry Index.

Turnover. S&P Dow Jones Indices LLC believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to a Select Industry Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to a Select Industry Index will not be deleted unless ongoing conditions warrant a change in the composition of the applicable Select Industry Index.

Sector Classification. A Select Industry Index includes companies in the applicable GICS sub-industries set forth above.

The membership to the Select Industry Indices is reviewed quarterly. Re-balancings occur after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights.

Companies are added between rebalancings only if a deletion in the applicable Select Industry Index causes the stock count to fall below 22. In those cases, each company deletion is accompanied with a company addition. The new company will be added to the applicable Select Industry Index at the weight of the deleted company. In the case of mergers involving at least one index constituent, the merged company will remain in the applicable Select Industry Index if it meets all of the eligibility requirements. The merged company will be added to the applicable Select Industry Index at the weight of the pre-merger index company. If both companies involved in a merger are index constituents, the merged company will be added at the weight of the company deemed the acquirer in the transaction. In the case of spin-offs, the applicable Select Industry Index will follow the S&P TM Index’s treatment of the action. If the S&P TM Index treats the pre- and post-spun company as a deletion/addition action, using the stock’s when-issued price, the applicable Select Industry Index will treat the spin-off this way as well.

A company is deleted from the applicable Select Industry Index if the S&P TM Index drops the company. If a company deletion causes the number of companies in the relevant index to fall below 22, each company deletion is accompanied with a corresponding company addition. In case of GICS changes, where a company does not belong to a qualifying sub-industry after the classification change, it is removed from the applicable Select Industry Index at the next rebalancing.

Historical Performance of the Oil & Gas ETF

The table below shows the high, low and final Closing Levels for each of the periods noted below. The graph below graph sets forth the historical performance of the Oil & Gas ETF based on daily Closing Levels from January 1, 2012 through October 19, 2017. We obtained the Closing Levels of the Oil & Gas ETF listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	61.34	52.67	56.91
June 30, 2012	57.85	45.20	50.40
September 30, 2012	59.35	48.73	55.69
December 31, 2012	57.38	50.69	54.07
March 31, 2013	62.10	55.10	60.49
June 30, 2013	62.61	54.71	58.18
September 30, 2013	66.47	58.62	65.89
December 31, 2013	72.74	65.02	68.53
March 31, 2014	71.83	64.04	71.83
June 30, 2014	83.45	71.19	82.28
September 30, 2014	82.08	68.83	68.83
December 31, 2014	66.84	42.75	47.86
March 31, 2015	53.94	42.55	51.66
June 30, 2015	55.63	46.43	46.66
September 30, 2015	45.22	31.71	32.84
December 31, 2015	40.53	28.64	30.22
March 31, 2016	30.96	23.60	30.35
June 30, 2016	37.50	29.23	34.81
September 30, 2016	39.12	32.75	38.46
December 31, 2016	43.42	34.73	41.42
March 31, 2017	42.21	35.17	37.44
June 30, 2017	37.89	30.17	31.92
September 30, 2017	34.37	29.09	34.09
October 19, 2017*	34.35	33.14	33.14

* For the period beginning on October 1, 2017 and ending on October 19, 2017

Historical Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Assets. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. The Notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Notes described above, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” exclude from their scope instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the fifth business day following the Initial Valuation Date (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 28, 2017, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 28, 2017, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 28, 2017, which has been filed as an exhibit to the report on Form 6-K referred to above.